Exhibit 23.6

[Letterhead of Stibbe P.C.]

Hans P. Witteveen T: +1 212 972 4000 F +1 212 972 4929 hans.witteveen@stibbeus.com	Telesystem International Wireless Inc 1000 de la Gauchetière Street West 16th floor H3B 4W5 Montreal Canada

Telesystem International Wireless Corporation N.V. World Trade Center Strawinskylaan 707 1077 XX Amsterdam The Netherlands

January 22, 2003

TIW Senior Guaranteed Notes due December 30, 2003 / Opinion Consent Letter

Dear Sirs,

Reference is made to the registration statement on form F-3 (the “Registration Statement”), to be filed by yourselves at or about the date hereof with the Securities and Exchange Commission for the purpose of registering certain 14% Senior Guaranteed Notes due December 30, 2003 issued pursuant to that certain indenture (the “Indenture”), executed by yourselves, dated September 18, 2001. Reference is also made to an opinion letter issued by us to yourselves at the date hereof, relating to the Indenture (the “Opinion Letter”).

We hereby consent to the filing of the Opinion Letter as an exhibit to the Registration Statement. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Yours sincerely,

Hans Witteveen